SeraCare Life Sciences Reports Third Quarter Fiscal Year 2008 Results

Milford, MA, August 14, 2008— SeraCare Life Sciences, Inc. (NASDAQ: SRLS) today reported financial results for the third quarter of fiscal year 2008 ended June 30, 2008.

Revenue for the third quarter of fiscal year 2008 was $12.4 million compared to $12.0 million in the third quarter of fiscal year 2007. Diagnostic & Biopharmaceutical Products revenue during the same period decreased by $0.2 million, while BioServices revenue increased by $0.6 million. As expected and as previously disclosed, the Company’s Diagnostic & Biopharmaceutical Products revenue included nominal sales from therapeutic grade albumin products during the current quarter as compared to $1.4 million in the three months ended June 30, 2007. Excluding therapeutic grade albumin products, sales of SeraCare’s core manufactured products increased $1.2 million, or 16%, due to organic growth in the third quarter. Revenue for SeraCare’s BioServices segment increased $0.6 million, or 19%, due to increased repository services in the third quarter as well as the settlement of indirect billing rates used in previous periods on a certain government contract. The Company continues to anticipate that the revenue increases from SeraCare’s core product lines combined with the introduction of additional products and services to generate new sales will offset the reduction in albumin revenue over the course of the fiscal year.

“SeraCare’s future growth will be driven by the core segments of our business–molecular diagnostics, vaccine development and cellular assays and we continue to see double-digit sales growth of key products in these areas. During the last quarter we made significant investments in both research and development and sales and marketing to drive expansion in these segments,” said Susan Vogt, President and CEO of SeraCare. “Importantly, in the fiscal third quarter SeraCare also achieved an important milestone for the Company—relisting on NASDAQ—which we believe directly supports our growth strategy by increasing opportunities for both greater visibility and enhanced liquidity.”

Gross margins were $3.6 million, or 29% of revenue, in the third quarter of fiscal 2008 compared to $3.8 million, or 32% of revenue, in the third quarter of fiscal 2007. This decrease in gross margins was primarily due to increased inventory reserves.

The operating loss was $1.1 million for the quarter ended June 30, 2008 compared to $0.5 million for the same period in the prior year. Included in the June 30, 2008 operating loss is $0.3 million of reorganization items and $0.5 million of stock based compensation which compares to $0.1 million and $0.8 million of the same expenses respectively in the prior year.

Net loss was $0.6 million in the quarter ended June 30, 2008 compared to a net loss of $0.7 million in the quarter ended June 30, 2007. Net loss per share on a basic and diluted basis was $0.03 in the third quarter of fiscal year 2008 compared to $0.04 in the third quarter of fiscal year 2007.

SeraCare recent highlights:

•	Commenced trading on NASDAQ on June 23, 2008 under the symbol SRLS

•	Completed the build-out of a new state-of-art manufacturing facility at the Company headquarters in Milford, MA. SeraCare anticipates completing the transition of all production from the West Bridgewater facility to the new facility by the end of the fiscal year

•	Continued expansion of the Accurun® product line with the launch of customized controls for proprietary assays recently commercialized by key customers

•	Received CE marking and IVD labeling for Accurun 341 Series 300 CT/NG controls for testing of sexually transmitted disease, consistent with the Company’s strategy for expanding SeraCare’s EU business

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human and animal diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. All statements regarding SeraCare’s expected future financial position, results of operations, cash flows, financial plans, business strategy, capital expenditures, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from SeraCare’s expectations. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, results of litigation, government investigations, the availability of financing, actions of SeraCare’s competitors and changes in general economic conditions. Certain of the risks and factors associated with SeraCare’s business are also discussed in the Company’s 2007 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements. Many of these factors are outside of SeraCare’s control. SeraCare does not undertake a duty to update any forward-looking statements contained herein.

Investor Relations/Public Relations Contacts:
Gregory A. Gould, Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall BioMedical Communications
781-235-3060